UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 24, 2011

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On January 24, 2011, registrant issued a press release entitled “Halliburton Announces Fourth Quarter Earnings of $0.68 Per Diluted Share From Continuing Operations”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER EARNINGS
OF $0.68 PER DILUTED SHARE FROM CONTINUING OPERATIONS

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that income from continuing operations for the fourth quarter of 2010 was $625 million, or $0.68 per diluted share, compared to $485 million, or $0.53 per diluted share, in the third quarter. Net income for the fourth quarter of 2010 was $605 million, or $0.66 per diluted share. Included in net income for the fourth quarter was a charge to discontinued operations of $17 million, after-tax, or $0.02 per diluted share, related to an indemnity payment on behalf of KBR for a settlement agreement reached with the Federal Government of Nigeria. This compares to net income for the third quarter of 2010 of $544 million, or $0.60 per diluted share.

Consolidated revenue in the fourth quarter of 2010 was $5.2 billion, compared to $4.7 billion in the third quarter of 2010. This increase was attributable to continued strength in United States land and improved international results, as all geographic regions experienced sequential revenue growth during the period. Consolidated operating income was $980 million in the fourth quarter of 2010, compared to $818 million in the third quarter of 2010. A non-cash impairment charge for an oil and gas property negatively impacted third quarter of 2010 operating income by $50 million.

Halliburton’s revenue was $18.0 billion for the full year 2010, an increase of 22% from the full year 2009, and consolidated operating income was $3.0 billion, an increase of 51% from the full year 2009. Income from continuing operations for the full year 2010 was $1.8 billion, or $1.97 per diluted share, compared to 2009 income from continuing operations of $1.2 billion, or $1.28 per diluted share. These increases were largely attributable to the improved North America business, with higher activity in the unconventional natural gas and oil basins more than offsetting restrained international markets and the effects of the suspension of deepwater activity in the Gulf of Mexico.

Commenting on 2010 results, Dave Lesar, chairman, president, and chief executive officer said, “I am very pleased with our 2010 results. Beyond the dramatic recovery in the North America market, our performance reflects the successful execution of our strategy and our commitment to deliver superior growth and returns to our shareholders.

“During the fourth quarter, we achieved double-digit sequential revenue and operating income growth in both North America and international operations as we continued to experience strong demand for our services in North America and improvement in activity in a number of international markets.

Halliburton/Page 2

 “In North America, revenue and operating income increased 10% sequentially, outpacing the United States rig count growth of 4%. The increase in horizontal drilling and activity in liquids-rich plays continued to drive service intensity leading to the highest United States revenue in the company’s history. This 10% sequential growth is particularly noteworthy given the significant offsetting impact on revenue and operating income due to the fourth quarter decrease of activity in the Gulf of Mexico.

“With the third quarter completion of the Macondo relief effort, we experienced a significant fourth quarter decline in revenue and income in the Gulf of Mexico resulting in a quarterly loss in our Gulf of Mexico operations. We continue to believe that prospects for a recovery in the Gulf of Mexico will remain uncertain through the first half of 2011 and perhaps the full year. However, I believe it is prudent to maintain all of our infrastructure and most of our headcount in anticipation of a rebound in the Gulf. This may result in ongoing losses in the Gulf of Mexico until the rig count recovers.

“During the fourth quarter, we continued to realize pricing improvements that served to offset increased costs in areas such as labor, freight, and materials. Our United States land operations experienced continued improved profitability in the fourth quarter. We are focused on capturing efficiencies through our supply chain and in the field through the reinvention of our service delivery platform, which we believe will result in sustaining our North American margin leadership position.

“Looking into 2011, operators in North America continue to make the exploitation of unconventional resources the focus of their investment. Development of these resources requires expansive well programs resulting in longer-term contracting arrangements for some services. We continue to expect that we can improve prices in select basins where the demand for our integrated services is robust. This will provide us with growth opportunities in revenue and operating income in 2011.

“I am very pleased with our results on the international front. Key markets including Norway, West Africa, Iraq, and Algeria experienced increased activity. While pricing remains competitive across all regions, operating income improved as we benefitted from activity increases and the typical year-end impact of software and direct sales. We expect activity increases to continue while we experience the usual seasonal decline in software and direct sales in the first quarter.

“We continue to win significant additional awards in Iraq. We, therefore, are investing heavily in our infrastructure and incurring mobilization costs. I am pleased to announce that we were modestly profitable in the fourth quarter in Iraq, several quarters ahead of schedule. We now have nearly 600 employees in Iraq with a plan to have 1,200 employees in 2011 to handle the work we have been awarded.

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Halliburton/Page 3

“Despite the macroeconomic trends that support a more constructive spending outlook, international pricing remains competitive. However, the improving oil consumption demand levels combined with the industry’s declining spare capacity provides a more favorable outlook for oil services and technologies in 2011 and beyond.

“Given the excellent prospects we see in the Eastern Hemisphere, we are going to leverage opportunities to bring our technology and supply chain closer to the customer in international markets. We have started a major reinvestment and expansion of our technology and manufacturing capacity. This significant investment underscores our belief in the major future opportunities we see in deepwater and unconventional plays throughout the world. This expansion will ensure we are able to meet the goals we have set for growth and shareholder return.

“In 2010, we increased our market position by leveraging our broad-base of technologies to deliver compelling solutions to our global customers. We are excited about the market opportunities in 2011, and we will continue to build on this success to put us in a unique position to benefit from the upcoming cycle,” concluded Lesar.

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Halliburton/Page 4

2010 Fourth Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the fourth quarter of 2010 was $3.0 billion, an increase of $330 million, or 12%, from the third quarter of 2010. Continued strength in North America and improved market conditions in Africa accounted for the majority of this increase.

C&P operating income in the fourth quarter of 2010 was $688 million, an increase of $79 million, or 13%, over the third quarter of 2010. North America C&P operating income increased $60 million as increased demand for production enhancement services and some pricing improvement outweighed typical weather-related seasonality in the Rockies. Latin America C&P operating income decreased $4 million, as higher activity in Colombia was offset by lower vessel activity and weather-related issues in Mexico. Europe/Africa/CIS C&P operating income increased $21 million, with higher activity levels in Norway, improved vessel utilization in Angola, and increased completion tool sales in Algeria offsetting weather-related issues in Russia and reduced activity in Nigeria. Middle East/Asia C&P operating income was relatively flat as higher activity in Iraq and increased completion tool sales in Southeast Asia were offset by reduced completions demand in the Middle East.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the fourth quarter of 2010 was $2.2 billion, an increase of $165 million, or 8%, from the third quarter of 2010. The typical year-end seasonality of higher demand for Landmark and direct sales was partially offset by significant activity declines in the Gulf of Mexico and Eurasia.

D&E operating income in the fourth quarter of 2010 was $354 million, an increase of $83 million, or 31%, from the third quarter of 2010. Excluding the impact of the non-cash impairment charge for an oil and gas property in the third quarter of 2010, D&E operating income increased $33 million, or 10%. North America D&E operating income was flat for the quarter, as the decline in the Gulf of Mexico offset higher land activity. Latin America D&E operating income increased $5 million, due to increased software sales and demand for fluid services across the region. Europe/Africa/CIS D&E operating income increased $7 million, reflecting higher software sales across the region and the recommencement of several projects in Algeria. Excluding the impact of the non-cash impairment charge for an oil and gas property in the third quarter of 2010, Middle East/Asia D&E operating income increased $22 million on higher activity in Iraq and increased direct sales in Asia.

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Halliburton/Page 5

Significant Recent Events and Achievements

•
Halliburton has been awarded a contract by ConocoPhillips for directional drilling, logging-while-drilling, and surface data logging services to help develop the high temperature Jasmine discovery in the central North Sea. Halliburton is an industry leader in technologies developed for ultra high pressure and high temperature environments.

•
Halliburton announced the introduction of a first-of-its-kind fracture fluid system comprised of materials sourced entirely from the food industry. The solution, which will be marketed under the trade name CleanStim™ Formulation, is an integral part of the company’s new CleanSuite™ line of products. CleanStim™ effectively sets a new standard for how unconventional resources may be accessed and produced in the future. Halliburton also launched a new microsite designed to provide the public with information related to the identity and common uses of the additives and constituents generally involved in the hydraulic fracturing process.

•
Halliburton completed the acquisition of Professional Wireline Rentals, LLC, an equipment rental and services company that specializes in high pressure applications, with a particular focus on wireline pressure control equipment and frac valve/flowback equipment. This acquisition will complement our leading well intervention services in the Boots & Coots product service line.

•
Halliburton confirmed the resolution of a previously disclosed investigation by the Federal Government of Nigeria related to Halliburton's former subsidiary KBR, Inc. Pursuant to this agreement, all lawsuits and charges against KBR and Halliburton corporate entities and associated persons have been withdrawn.

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Halliburton/Page 6

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With more than 55,000 employees in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s Web site at www.halliburton.com.

NOTE:  The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended September 30, 2010, recent Current Reports on Form 8-K, and other Securities and Exchange Commission (SEC) filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31			September 30
	2010		2009	2010
Revenue:
Completion and Production	$2,985		$1,818	$2,655
Drilling and Evaluation	2,175		1,868	2,010
Total revenue	$5,160		$3,686	$4,665
Operating income:
Completion and Production	$688		$170	$609
Drilling and Evaluation	354		312	271
Corporate and other	(62)		(54)	(62)
Total operating income	980		428	818
Interest expense, net of interest income of $2, $4, and $3	(69)		(78)	(76)
Other, net	(1)		(4)	(7)
Income from continuing operations before income taxes	910		346	735
Provision for income taxes	(283)		(98)	(249)
Income from continuing operations	627		248	486
Income (loss) from discontinued operations, net	(20	) (a)	(4)	59 (b)
Net income	$607		$244	$545
Noncontrolling interest in net income of subsidiaries	(2)		(1)	(1)
Net income attributable to company	$605		$243	$544
Amounts attributable to company shareholders:
Income from continuing operations	$625		$247	$485
Income (loss) from discontinued operations, net	(20	) (a)	(4)	59 (b)
Net income attributable to company	$605		$243	$544
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.69		$0.27	$0.53
Income (loss) from discontinued operations, net	(0.02	) (a)	–	0.07 (b)
Net income per share	$0.67		$0.27	$0.60
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.68		$0.27	$0.53
Income (loss) from discontinued operations, net	(0.02	) (a)	–	0.07 (b)
Net income per share	$0.66		$0.27	$0.60
Basic weighted average common shares outstanding	910		903	910
Diluted weighted average common shares outstanding	915		906	912

(a)	Includes, among other items, a charge of $17 million, after-tax, related to an indemnity payment on behalf of KBR for a settlement agreement reached with the Federal Government of Nigeria.
(b)	Includes, among other items, $62 million of income due to the finalization of a United States tax matter with the Internal Revenue Service.

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended December 31
	2010		2009
Revenue:
Completion and Production	$9,997		$7,419
Drilling and Evaluation	7,976		7,256
Total revenue	$17,973		$14,675
Operating income:
Completion and Production	$2,032		$1,016
Drilling and Evaluation	1,213		1,183
Corporate and other	(236)		(205)
Total operating income	3,009		1,994
Interest expense, net of interest income of $11 and $12	(297)		(285)
Other, net	(57	) (a)	(27)
Income from continuing operations before income taxes	2,655		1,682
Provision for income taxes	(853	) (b)	(518)
Income from continuing operations	1,802		1,164
Income (loss) from discontinued operations, net	40	(c)	(9)
Net income	$1,842		$1,155
Noncontrolling interest in net income of subsidiaries	(7)		(10)
Net income attributable to company	$1,835		$1,145
Amounts attributable to company shareholders:
Income from continuing operations	$1,795		$1,154
Income (loss) from discontinued operations, net	40	(c)	(9)
Net income attributable to company	$1,835		$1,145
Basic income per share attributable to company
shareholders:
Income from continuing operations	$1.98		$1.28
Income (loss) from discontinued operations, net	0.04	(c)	(0.01)
Net income per share	$2.02		$1.27
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$1.97		$1.28
Income (loss) from discontinued operations, net	0.04	(c)	(0.01)
Net income per share	$2.01		$1.27
Basic weighted average common shares outstanding	908		900
Diluted weighted average common shares outstanding	911		902

(a)	Includes, among other items, a $31 million non-tax deductible, foreign currency loss associated with the devaluation of the Venezuelan Bolívar Fuerte.
(b)
Includes, among other items, $10 million of additional tax expense for local Venezuelan income tax purposes as a result of a taxable gain created by the devaluation of the Bolívar Fuerte on Halliburton’s net United States dollar-denominated monetary assets and liabilities in Venezuela.

(c)
Includes, among other items, $62 million of income due to the finalization of a United States tax matter with the Internal Revenue Service and a charge of $17 million, after-tax, related to an indemnity payment on behalf of KBR for a settlement agreement reached with the Federal Government of Nigeria.

See Footnote Table 3 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31
	2010	2009
Assets
Current assets:
Cash and equivalents	$1,398	$2,082
Receivables, net	3,924	2,964
Inventories, net	1,940	1,598
Investments in marketable securities	653	1,312
Other current assets	971	682
Total current assets	8,886	8,638

Property, plant, and equipment, net	6,842	5,759
Goodwill	1,315	1,100
Other assets	1,254	1,041
Total assets	$18,297	$16,538

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,139	$787
Accrued employee compensation and benefits	716	514
Current maturities of long-term debt	–	750
Other current liabilities	902	838
Total current liabilities	2,757	2,889

Long-term debt	3,824	3,824
Other liabilities	1,329	1,068
Total liabilities	7,910	7,781

Company’s shareholders’ equity	10,373	8,728
Noncontrolling interest in consolidated subsidiaries	14	29
Total shareholders’ equity	10,387	8,757
Total liabilities and shareholders’ equity	$18,297	$16,538

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
	2010	2009
Cash flows from operating activities:
Net income	$1,842	$1,155
Adjustments to reconcile net income to net cash from operations:
Depreciation, depletion, and amortization	1,119	931
Payments related to KBR TSKJ matters	(177)	(417)
Other	(572)	737
Total cash flows from operating activities	2,212	2,406

Cash flows from investing activities:
Capital expenditures	(2,069)	(1,864)
Sales (purchases) of investments in marketable securities, net	643	(1,320)
Acquisitions, net of cash acquired	(523)	(55)
Other	194	154
Total cash flows from investing activities	(1,755)	(3,085)

Cash flows from financing activities:
Proceeds from long-term borrowings, net of offering costs	–	1,975
Payments on long-term borrowings	(790)	(31)
Payment of dividends to shareholders	(327)	(324)
Other	3	50
Total cash flows from financing activities	(1,114)	1,670

Effect of exchange rate changes on cash	(27)	(33)
Increase (decrease) in cash and equivalents	(684)	958
Cash and equivalents at beginning of period	2,082	1,124
Cash and equivalents at end of period	$1,398	$2,082

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue by geographic region:	2010	2009	2010
Completion and Production:
North America	$1,918	$916	$1,706
Latin America	217	205	208
Europe/Africa/CIS	516	423	437
Middle East/Asia	334	274	304
Total	2,985	1,818	2,655
Drilling and Evaluation:
North America	713	519	675
Latin America	382	334	360
Europe/Africa/CIS	550	574	510
Middle East/Asia	530	441	465
Total	2,175	1,868	2,010
Total revenue by region:
North America	2,631	1,435	2,381
Latin America	599	539	568
Europe/Africa/CIS	1,066	997	947
Middle East/Asia	864	715	769

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$518	$45	$458
Latin America	24	20	28
Europe/Africa/CIS	94	62	73
Middle East/Asia	52	43	50
Total	688	170	609
Drilling and Evaluation:
North America	114	58	115
Latin America	54	28	49
Europe/Africa/CIS	73	109	66
Middle East/Asia	113	117	41
Total	354	312	271
Total operating income by region:
North America	632	103	573
Latin America	78	48	77
Europe/Africa/CIS	167	171	139
Middle East/Asia	165	160	91

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended December 31
Revenue by geographic region:	2010	2009
Completion and Production:
North America	$6,183	$3,589
Latin America	839	887
Europe/Africa/CIS	1,797	1,771
Middle East/Asia	1,178	1,172
Total	9,997	7,419
Drilling and Evaluation:
North America	2,644	2,073
Latin America	1,390	1,294
Europe/Africa/CIS	2,117	2,177
Middle East/Asia	1,825	1,712
Total	7,976	7,256
Total by revenue by region:
North America	8,827	5,662
Latin America	2,229	2,181
Europe/Africa/CIS	3,914	3,948
Middle East/Asia	3,003	2,884

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$1,423	$272
Latin America	115	172
Europe/Africa/CIS	301	315
Middle East/Asia	193	257
Total	2,032	1,016
Drilling and Evaluation:
North America	453	178
Latin America	175	187
Europe/Africa/CIS	283	380
Middle East/Asia	302	438
Total	1,213	1,183
Total operating income by region:
North America	1,876	450
Latin America	290	359
Europe/Africa/CIS	584	695
Middle East/Asia	495	695

See Footnote Table 3 for a list of significant items included in operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2010		December 31, 2009		September 30, 2010
	Operating	After Tax	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share	Income	per Share
Completion and Production:
Latin America
Receivables settlement	$–	$–	$(3)	$–	$–	$–
Drilling and Evaluation:
Latin America
Receivables settlement	–	–	(12)	(0.01)	–	–
Middle East/Asia
Impairment of oil and gas property	–	–	–	–	(50)	(0.04)

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Adjusted Operating Income
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Adjusted operating income by geographic region: (a) (b)	2010	2009	2010
Completion and Production:
North America	$518	$45	$458
Latin America	24	23	28
Europe/Africa/CIS	94	62	73
Middle East/Asia	52	43	50
Total	688	173	609
Drilling and Evaluation:
North America	114	58	115
Latin America	54	40	49
Europe/Africa/CIS	73	109	66
Middle East/Asia	113	117	91
Total	354	324	321
Total operating income by region:
North America	632	103	573
Latin America	78	63	77
Europe/Africa/CIS	167	171	139
Middle East/Asia	165	160	141

(a)
Management believes that operating income adjusted for a non-cash impairment charge for an oil & gas property and the receivables settlement is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. Management analyzes operating income without the impact of the non-cash impairment charge for the oil and gas property and the receivables settlement as an indicator of ongoing operating performance, to identify underlying trends in the business, and to establish segment and region operational goals. The adjustments remove the effect of the expenses.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” less “Items Included in Operating Income.”

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FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Year Ended		Year Ended
	December 31, 2010		December 31, 2009
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Completion and Production:
North America
Employee separation costs	$–	$–	$(19)	$(0.02)
Latin America
Employee separation costs	–	–	(7)	–
Receivables settlement	–	–	(3)	–
Europe/Africa/CIS
Employee separation costs	–	–	(5)	–
Middle East/Asia
Employee separation costs	–	–	(3)	–
Drilling and Evaluation:
North America
Employee separation costs	–	–	(13)	(0.01)
Latin America
Employee separation costs	–	–	(8)	(0.01)
Receivables settlement	–	–	(12)	(0.01)
Europe/Africa/CIS
Employee separation costs	–	–	(8)	(0.01)
Middle East/Asia
Impairment of oil and gas property	(50)	(0.04)	–	–
Employee separation costs	–	–	(5)	–
Corporate and other:
Employee separation costs	–	–	(5)	–

###

Conference Call Details

Halliburton (NYSE:HAL) will host a conference call on Monday, January 24, 2011, to discuss the fourth quarter 2010 financial results.  The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Halliburton’s fourth quarter press release will be posted on the Halliburton Web site at www.halliburton.com.  Please visit the Web site to listen to the call live via webcast.  In addition, you may participate in the call by telephone at (703) 639-1124. A passcode is not required.  Attendees should log-in to the webcast or dial-in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s Web site for seven days following the call.  Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1490746.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: January 25, 2011	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary